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                                EXHIBIT ( 5.1 )

                 Form of Opinion of F. Sheldon Prentice, Esq.

                                April 6, 1999


Chittenden Corporation
Two Burlington Square
Burlington, VT 05401

Re:  Registration Statement on Form S-4
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Ladies and Gentlemen:

I am Sr. Vice President, General Counsel and Secretary of Chittenden Corporation, a Vermont corporation (the "Company"), and have represented the Company in connection with a Registration Statement on Form S-4 which was filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement"), and which registers up to 15,496,225 shares of Common Stock, par value $1.00 per share, of the Company (the "Shares") to be issued in connection with the Company's merger (the "Merger") with Vermont Financial Services Corp., a Delaware corporation ("VFSC"), pursuant to an Agreement and Plan of Merger dated as of December 16, 1998 (the "Merger Agreement"). In that capacity, I have reviewed the articles of incorporation and by-laws of the Company, the Registration Statement, including the exhibits thereto, the corporate proceedings taken by the Board of Directors relating to the authorization of the issuance of the Shares and the Merger, and such other certificates and documents as I have deemed necessary or advisable for the issuance of this opinion.

Based upon the foregoing, I am of the opinion that, upon approval of the Merger and the transactions contemplated by the Merger Agreement by the stockholders of the Company and VFSC in accordance with the terms and conditions set forth in the Registration Statement, including but not limited to, the terms and conditions of the Merger Agreement attached to the Joint Proxy Statement/Prospectus included in the Registration Statement as Annex A, the filing of the Articles of Merger with the Secretary of State of the State of Vermont, and the issuance and delivery of the Shares to the stockholders of VFSC pursuant to the Merger, the Shares will be duly authorized, validly issued, fully paid, and non-assessable.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion in the Registration Statement and the Joint Proxy Statement/Prospectus which is a part thereof.

Very truly yours,


/s/ F. Sheldon Prentice
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F. Sheldon Prentice, Esq.
Sr. Vice President,
General Counsel & Secretary